Exhibit 10.14

AMENDED AND RESTATED Investment Management Agreement

(Zimmer Partners, LP)

This amended and restated investment management agreement (this “Agreement”) is made and entered into effective as of October 1, 2024 (the “Effective Date”), by and between Zimmer Partners, LP, a Delaware limited partnership (the “Manager”), and Ategrity Specialty Holdings LLC, a Delaware limited liability company (the “Client”).

RECITALS

WHEREAS, the Client and the Manager entered into an investment management agreement, dated October 1, 2021 (the “Investment Management Agreement”); and

WHEREAS, the Client and the Manager desire to amend the Investment Management Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Client and the Manager hereby agree to amend and restate the Investment Management Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

AGREEMENT

1.            The Account. The cash, securities and other assets placed by Client in an account established in the Client’s name at Barclays Capital Inc. (the “Account”) will be managed by the Manager under this Agreement. Assets may be added by Client to the Account at any time. Client will provide notification to the Manager of any such additions. The Account will include these assets and any changes in them resulting from transactions directed by Manager, withdrawals and additions made by Client, or dividends, interest, stock splits and other earnings, gains or losses on the assets.

2.            Appointment of Manager. The Client hereby appoints the Manager as the investment manager with respect to the Account and all assets in the Account. The Manager has the full and exclusive authority and discretion to effect investment transactions through the Account, for the account and risk of the Client in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the Manager does not have the power and is not authorized to withdraw any cash, securities or other assets from the Account (other than, for the avoidance of doubt, to effect investment transactions through and for the Account or otherwise at the instruction of the Client). As agent and attorney-in-fact for the Client, the Manager is authorized to exercise all voting and other rights and privileges associated with the ownership of any Account positions in accordance with the Manager’s proxy voting policies and procedures. Subject to the investment guidelines set out in Schedule B attached hereto (the “Investment Guidelines”), the Manager’s investment strategy with respect to the Account is within the discretion of the Manager. Client may change these Investment Guidelines at any time, but Manager will be bound by the changes only after it has received and agreed to them in writing. In the event that the Account ceases to conform to the Investment Guidelines as a result of market values, maturities, amortization rates, credit ratings, or other characteristics of the securities within the portfolio, Manager will not be required to take immediate action to bring the portfolio back into compliance with the Investment Guidelines, but will (a) inform Client of the non-compliance within 30 days; (b) offer Client the opportunity to consult on the non-conformance and (c) use its discretion to return the portfolio to conformity over time with a minimum disruption to the portfolio.

3.            Withdrawals. Upon five (5) business days’ prior written notice to the Manager, the Client may withdraw all or a portion of the Account (each a “Withdrawal Date”):

(i)            to the extent required by the Client or its affiliates to pay insurance claims;

(ii)           to the extent required by the Client or its affiliates to pay for reasonable operating expenses as may be determined by the Board of Directors of the Client; or

(iii)          in the event the Client or any of its affiliates (x) receives a notification from A.M. Best that such withdrawal is required to maintain the financial strength rating of at least A- of the Client or its affiliate, as applicable, or (y) is required to diversify its assets pursuant to any law, order or regulation proposed or promulgated by any Governmental Authority.

The Manager shall use its commercially reasonable efforts to dispose of positions, and to pay withdrawal proceeds, as soon as reasonably practicable following any Withdrawal Date in respect of which a withdrawal request is made.

4.            Brokers and Other Agents. The Manager’s authority includes the discretion to select brokers, dealers and other intermediaries or agents (“Brokers”) for the execution of Account transactions and to negotiate commission rates and other transaction terms. The Client understands that in the selecting, and negotiating transaction terms with, Brokers, the Manager may take into account considerations other than the cost of the services, including, but not limited to, the quality of research or other services and products made available to the Manager (even if such research or other services and products are not for the exclusive benefit of the Account).

5.            Soft Dollars. Subject to the Manager’s obligation to obtain best execution, the Manager is authorized to pay, or authorize the payment and reimbursement of, brokerage commissions which may be in excess of the lowest rates available and which are paid to Brokers who execute transactions for the Account and who supply or pay for the cost of research and execution services in accordance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Safe Harbor”), as interpreted by the Securities and Exchange Commission (“SEC”).  The Manager shall not knowingly use any “soft dollars” generated by the Account for purposes outside of the Safe Harbor without the consent of the Client in each instance.

6.            Fees and Expenses. The Manager is entitled to fees, and the Account will bear expenses, in accordance with Schedule A attached hereto.

7.            Other Activities of the Manager. This Agreement does not restrict in any way the ability of the Manager and its affiliates to engage in any other business or investment activities. It is understood that the Manager and its affiliates effect investment transactions for their own account and for the accounts of other clients. The Manager may give advice or take action with respect to such other entities or accounts that differs from the advice given with respect to the Account.  To the extent a particular investment is suitable for both the Account and the other clients, such investments will be allocated between the Account and the other clients in a manner which the Investment Manager determines is fair and equitable under the circumstances to all clients, including the Account.  Situations may occur where the Account could be disadvantaged because of the investment activities conducted by the Manager for other clients due, among other things, to the limited availability of an opportunity or the market impact of orders for multiple accounts. From the standpoint of the Account, simultaneous identical portfolio transactions for the Account and the other clients may tend to decrease the prices received, and increase the prices required to be paid, by the Account for its portfolio sales and purchases.  Where less than the maximum desired number of shares of a particular security, loans or other products to be purchased is available at a favorable price, the shares, loans or other products purchased will be allocated among the Account and the other clients in an equitable manner as determined by the Manager.

8.            Confidentiality. The Client acknowledges that the investment methods employed by the Manager are proprietary and that investment recommendations and positions provided hereunder by the Manager are for the exclusive use of the Client. The Client agrees not to disclose or make use of in any manner any of the Manager’s investments to any third party without the Manager’s prior written consent. The Client agrees to treat all such communication related to the Account as confidential. In addition, the Client represents and warrants to the Manager that neither it nor any third party will analyze the Manager’s investments transacted on behalf of the Client in a manner which would allow the Client or any third party directly or indirectly to attempt to reverse engineer, reverse compile, decompile, disassemble or derive the composition of the Manager’s investment system. The provisions of this Section 8 will survive the termination of this Agreement.

9.            Term and Termination. This Agreement will continue in effect for a period commencing on the date first written above and ending on December 31, 2027 (the “Initial Term”), subject to automatic renewal for additional successive three year periods, and may be terminated by any party hereto, without penalty, upon sixty (60) days’ prior written notice to the end of the Initial Term or the end of any automatic renewal term. Termination will not affect the settlement of any transactions pending at the termination date.

10.          Representations and Warranties. The Client represents and warrants to the Manager and agrees with the Manager as follows:

(a)            The Client has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Client and is the legal, valid and binding agreement of the Client, enforceable against the Client in accordance with its terms. The Client’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents (if any) of the Client or any obligations by which the Client is bound, whether arising by contract, operation of law or otherwise.

(b)            The custody of all Account assets will be maintained with a “qualified custodian” (as that term is defined in the U.S. Investment Advisers Act of 1940) selected pursuant to Section 1 (the “Custodian”). The Client further hereby represents and warrants that the Custodian sends account statements to the Client (or the Client’s independent representative, if so designated by the Client) at least monthly identifying all assets, including the amount of funds and each security, and all transactions, including all Management Fees paid to the Manager, in the Account for the relevant period. The Client will cause the Custodian to simultaneously deliver a copy of each such account statement to the Manager. The Client will be solely responsible for paying all fees and charges of the Custodian. The Client understands and agrees that (i) neither the Manager nor any “related person” (as that term is defined in the U.S. Investment Advisers Act of 1940) of the Manager will serve as the Custodian for the Account, (ii) the Manager will not be liable for any act or omission of the Custodian, and (iii) the Manager will be entitled to rely on any information provided by the Custodian or any other agent of the Client. The Client will promptly notify the Manager if any of the representations and warranties in this Section 10(b) becomes inaccurate in any respect.

(c)            The Client has received and reviewed a copy of Parts 2A and 2B of the Manager’s Form ADV and Privacy Notice prior to the date of this Agreement.

(d)            The Client is the owner of all cash, securities and other assets in the Account and there are no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such cash, securities or other assets.

(e)            The investment program contemplated by this Agreement is prudent in light of the Client’s overall investment portfolio and the Client is experienced in the engagement of investment advisers and is aware of the risks associated with such engagements, including the risk that the Account could suffer substantial diminution in value.

(f)            The assets in the Account do not contravene applicable anti-money laundering laws and regulations, are not derived from illegal or illegitimate activities and neither the Client nor any of its investors (if applicable) are a prohibited entity or person listed on the web site of the U.S. Treasury Department’s Office of Foreign Assets Control and do not have any affiliation of any kind with such an entity or person. The Client will provide to the Manager all such information and documents that are required pursuant to any anti-money laundering or “Know Your Client” requirements applicable to the Manager.

(g)            The assets of the Account do not, and will not, constitute “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended.

(h)            The representations and warranties in this Section 10 will continue during the term of this Agreement, and if any time any event occurs that makes or tends to make any of the foregoing incomplete or inaccurate, the Client will promptly notify the Manager of the occurrence of such event in writing.

11.          Risk Acknowledgement. The Manager does not guarantee the future performance of the Account or any specific level of investment performance, the success of any investment decision or strategy that the Manager may use, or the success of the Manager’s overall management of the Account. The Client understands that investment decisions made for the Account by the Manager are subject to various market, economic, political and business risks, and that those investment decisions may not always be profitable. The Manager cannot and does not imply or guarantee that the Client will make a profit and it is agreed that the Manager will not be held responsible for losses with respect to the Account.

12.          Standard of Liability; Indemnification.

(a)            The Manager or any of its principal, partners, employees and affiliates (such persons, the “Manager Indemnitees”) shall not be liable for any loss or cost arising out of, or in connection with, any act or activity undertaken (or omitted to be undertaken) in good faith in fulfillment of any obligation or responsibility under this Agreement, including any such loss sustained by reason of any investment or the sale or retention of any security or other asset of the Account; provided, that any Manager Indemnitees exculpated from liability under this Section 12 shall not be exculpated from any liability arising from losses caused by his, her or its gross negligence or willful malfeasance.

(b)            The Manager Indemnitees shall be indemnified and held harmless by the Client to the fullest extent legally permissible, from and against any and all loss, liability and expense (including without limitation judgments, fines, amounts paid or to be paid in settlement and reasonable attorneys fees) incurred or suffered by the Indemnitees in connection with the good faith performance by the Indemnitees of their responsibilities under this Agreement; provided, that any Indemnitee entitled to be indemnified under this Section 12(b) shall not be indemnified nor held harmless for any loss, liability or expense resulting from his, her or its reckless disregard of its obligations and duties pursuant to this Agreement, gross negligence or willful malfeasance.

(c)            The Client and its principal, partners, employees and affiliates (such persons, the “Client Indemnitees”) shall be indemnified and held harmless by the Manager from and against any and all loss, liability and expense (including without limitation judgments, fines, amounts paid or to be paid in settlement and reasonable attorneys’ fees) incurred or suffered by the Client Indemnitees as a direct result of the Manager’s gross negligence or willful malfeasance, or for Manager’s reckless disregard of its obligations and duties pursuant to this Agreement.

(d)            Notwithstanding any of the foregoing to the contrary, the provisions of this Section 12 shall not be construed so as to provide for the exculpation or indemnification of the Indemnitees, from any liability (including liability under U.S. securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, or to the extent such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 12 to the fullest extent permitted by law.

(e)            Manager will not be responsible for the Client’s own compliance with the insurance investment laws of the Client’s state of domicile or for the Client’s compliance with applicable tax laws.

(f)            The provisions of this Section 12 will survive the termination of this Agreement.

13.          Further Information. The Client will furnish to the Manager all information, authorizations and documentation as the Manager may from time to time require to enable the Manager to carry out its obligations under this Agreement or as required by applicable law.

14.          Change in Control. The Manager will notify the Client in writing within 30 days after any change in control of the ownership of the Manager.

15.          Successors. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

16.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by electronic transmission if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to the Client:	Ategrity Specialty Holdings LLC
9 West 57th Street, 33rd Floor
New York, New York 10019
Attn: Eric Crespolini
E-mail: legal@ategrity.com

If to the Manager:	Zimmer Partners, LP
9 West 57th Street, 33rd Floor
New York, New York 10019
Attn: Barbara Burger
E-mail: legal@zimmerpartners.com

17.          Entire Agreement. This Agreement contains the entire understanding and agreement of the Manager and the Client concerning the subject matter of this Agreement.

18.          Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party. The failure of a party to insist upon strict adherence to any provision of the Agreement will not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

19.          Not for Benefit of Third Parties. The provisions of this Agreement are intended only for the regulation of relations between the Manager and the Client. This Agreement is not intended for the benefit of third parties, and no rights are granted to third parties under this Agreement.

20.          Amendment and Assignment. This Agreement may not be amended except in writing signed by both the Manager and the Client. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

21.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Signatures on this Agreement may be communicated via email of PDF copies and will be binding upon the parties so transmitting their signatures.

22.          Governing Law. This Agreement is, and the rights of the parties hereto are, governed by and will be construed in accordance with the laws of the State of New York, without regard to the conflict of laws rule thereof that would result in the application of the laws of a different jurisdiction.

23.          Severability. If any provision of this Agreement is or becomes inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, that provision will be deemed to be rescinded or modified in accordance with any such law or rule and, in all other respects, this Agreement will remain in full force and effect.

24.          Headings. Headings to sections in this Agreement are for convenience only and will not affect the construction, meaning or interpretation of this Agreement.

[Signature Page Follows]

The Parties have executed this Agreement as of the Effective Date.

MANAGER

Zimmer Partners, LP,
a Delaware limited partnership

By: Zimmer Partners GP, LLC, its general partner

By:	/s/ Mitchell Pressman
Name:	Mitchell Pressman
Title:	Chief Financial Officer

CLIENT

Ategrity Specialty Holdings LLC,
a Delaware limited liability company

By:	/s/ Justin Cohen
Name:	Justin Cohen
Title:	Chief Executive Officer

Signature Page – A&R Investment Management Agreement

Schedule A

Schedule B